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                                                                    EXHIBIT 99.1



AFC ENTERPRISES NAMES KEYMER PRESIDENT OF POPEYES(R) CHICKEN & BISCUITS


Executive brings more than 25 years of operational, strategic and franchising experience to new post


ATLANTA, June 1 -- AFC Enterprises, Inc. (Ticker: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally, today announced that Kenneth L. Keymer, a 25-year restaurant industry veteran, has been named President of Popeyes(R) Chicken & Biscuits, the world's second-largest chicken chain. Mr. Keymer replaces Dick Holbrook, AFC President and Chief Operating Officer, who held the position on an interim basis.


In his new role, Keymer, age 56, will be responsible for leading day-to-day domestic and international operations for Popeyes. Keymer will spearhead the Popeyes team in reengineering operations, enhancing franchise support systems, developing and implementing innovative menu solutions and focusing on creative ways to maximize brand value.


"Ken is ideally suited to lead Popeyes. He brings a wealth of strategic and operational experience, a broad skill set and a truly impressive track record of accomplishment from having held leadership positions at some of our industry's leading companies," said Frank Belatti, Chairman and CEO of AFC Enterprises. "We are very excited to welcome him to the Popeyes executive team and look forward to the contributions he will make to our future success, particularly in driving the chain's operations and franchise support structure."


Added Ken Keymer, "In a sense, this is a homecoming for me as I worked at Popeyes(R) earlier in my career. Popeyes was then and is now one of the most important and vital brands in our industry. The potential for expanding sales per unit and creating a contemporary brand for the future is exceptional."


Mr. Keymer joins Popeyes with extensive experience in operations, franchising, and strategic planning. He most recently served as President and Co-chief Executive Officer and Member of the Board of Directors of Noodles & Company, which is based in Boulder, CO and recently received the "Hot Concepts" award by Nation's Restaurant News. There he was responsible for overseeing all facets of the award-winning restaurant chain's growth strategy, including the implementation of a franchise development program. From 1996 to 2002, he held the title of President and Chief Operating Officer at Sonic Corporation, where he supervised the company and franchise operations for the largest publicly-held chain of drive-in restaurants in the U.S. with sales over $1.9 billion and more than 2,300 units. While at Sonic, he led the management team, oversaw advertising, promotional and field marketing as well as R&D, purchasing, information technology, real estate and construction and served as an active member of the Board of Directors. He also held positions of increasing operational and strategic responsibility at Perkins Family Restaurants, Boston Chicken and Taco Bell.


A graduate of the U.S. Naval Academy with a B.S. in Engineering, Mr. Keymer earned an M.S.A. in Information Technology from George Washington University. After leaving active duty as a Lieutenant Commander, his first restaurant industry experience was as Director of Management Development and Training for Hardees Food Systems.


About Popeyes Chicken & Biscuits


Popeyes is a leader in the New Orleans segment of the foodservice industry and is the world's second-largest quick-service chicken concept. Founded in 1972 in New Orleans, Popeyes had 1,805 locations as of April 18, 2004, in 42 states, the District of Columbia, Puerto Rico and 21 other countries. Visit Popeyes Chicken & Biscuits' website at www.popeyes.com .


About AFC Enterprises


AFC Enterprises, Inc. is the franchisor and operator of 4,095 restaurants, bakeries and cafes as of April 18, 2004, in the United States, Puerto Rico and 38 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM) and Cinnabon(R), and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com .


Investor Contact Information:Felise Glantz Kissell, Vice President, Investor Relations & Finance(770) 353-3086 or fkissell@afce.com

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Media Contact Information: Alicia Thompson, Director of Communications - Popeyes
(404) 459-4572 or athompson@afce.com


Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, the outcome and effects of our exploration of strategic alternatives for Cinnabon, the loss of franchisees and other business partners, failure or our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, the inability to relist our securities with the Nasdaq National Market or another major securities market or exchange, our inability to address deficiencies and weaknesses in our internal controls, limitations on our business under our credit facility, our inability to enter into new franchise relationships, and a decline in our ability to franchisee new units, increased cost of our principal food products, labor shortages, or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, the ability of our competitors to successfully manage their respective operations in the foodservice industry, unexpected and adverse fluctuations in quarterly results, increased government regulation, growth in our franchise system that exceeds our resources to serve that growth, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.